Exhibit 99

Contact:	Stephen C. Vaughan
Vice President and
Chief Financial Officer
(405) 225-4800

SONIC’S SOLID SALES MOMENTUM CONTINUES IN FIRST QUARTER

Over $400 million in Share Repurchases Completed During the Quarter

OKLAHOMA CITY (November 30, 2006) — Sonic Corp. (NASDAQ:SONC), the nation’s largest chain of drive-in restaurants, today reported that estimated system-wide same-store sales growth during its first quarter ended November 30, 2006, is expected to be within its target range of 2% to 4%. This solid sales performance has been tempered somewhat by softer sales performance at partner drive-ins, which are expected to be below the overall target range. Sonic remains comfortable that earnings per share for the first fiscal quarter ending November 30, 2006, will be within the company’s previously announced range of $0.19 to $0.20, but will likely be at the lower end of this range. Sonic plans to announce results for the quarter during the first week of January.

In addition, Sonic reported that it repurchased approximately $39.8 million of its common stock in the open market during the first quarter. These open-market purchases, combined with the stock repurchased through its previously announced tender offer, bring the total value of shares acquired during the first quarter to $405.9 million. As of November 30, 2006, the remaining $49.6 million authorized for repurchase is expected to be completed opportunistically, utilizing both internally generated funds as well as borrowings under the company’s credit facility. Because of the company’s strong cash flow and availability of credit, ongoing share repurchases will not affect the company’s development plans for fiscal 2007.

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Oklahoma, called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Oklahoma. Sonic now has more than 3,200 drive-ins coast to coast, where more than a million customers are served every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic on the Internet at www.sonicdrivein.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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